UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 10, 2006 (October 6, 2006)

CRESTED CORP.
(Exact Name of Company as Specified in its Charter)

Colorado	0-8773	84-0608126
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

Glen L. Larsen Building
877 North 8th West Riverton, WY		82501
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (307) 856-9271

Not Applicable
Former Name, Former Address or Former Fiscal Year,, If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

 ☐ Written communications pursuant to Rule 425 under the Securities Act
 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1: Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement

U.S. Energy Corp. and Crested Corp. sign agreement with Kobex Resources Ltd. for the Mt. Emmons “Lucky Jack” Molybdenum Property.

General; Due Diligence Period. On October 6, 2006, U.S. Energy Corp. (“USEG”) and its majority-owned subsidiary Crested Corp. (“Crested”), and U.S. Moly Corp. (“U.S. Moly,”) (a Wyoming corporation, which has been organized by USEG and Crested but is not yet active), on the one hand, and Kobex Resources Ltd. (“KBX”) (a British Columbia company traded on the TSX Venture Exchange under the symbol “KBX”), on the other hand, signed a letter agreement (the “Letter Agreement”) providing Kobex the opportunity to acquire an option to acquire up to a 50% interest in certain patented and unpatented claims held by USEG and Crested. The claims, located near Crested Butte, Colorado and referred to as the “Lucky Jack Property” contain significant deposits of molybdenum. For further information on the deposits in the Property, see the Form 10-K for year ended December 31, 2005 (Part I, Item 1 and 2, Business and Properties).

The total cost to KBX, over a period of five years, to exercise the full option will be $50 million in option payments, property expenditures (including the costs to prepare a bankable feasibility study on the Property), plus a cash differential payment if this total is less than $50 million (see below).

KBX has agreed to pay USEG and Crested $25,000 each, for which KBX has 60 days to conduct a due diligence review of the Property, to the exclusion of all other parties. This payment is not refundable and will not be credited against future payments and expenditures by KBX in accordance with the Letter Agreement. This payment may be made in cash or KBX common stock, at USEG’s and Crested’s sole election.

At the end of the due diligence period (the “Effective Date”), during which the parties have agreed to use their best efforts to negotiate a formal agreement, KBX may elect (i) not to proceed; or (ii) to proceed with the transaction and sign a formal agreement with U.S. Moly. If the parties are unable to negotiate and execute a formal agreement, they nonetheless shall continue to be bound by the terms of the Letter Agreement and Form 5A (“Exploration, Development and Mine Operating Agreement”) of the Rocky Mountain Mineral Foundation. Accordingly, USEG and Crested believe the Letter Agreement currently constitutes a material definitive agreement under Item 1.01 of Form 8-K. USEG and Crested will file a further Form 8-K if the parties execute a formal agreement.

At or before the date the parties sign a formal agreement, USEG and Crested will have assigned all of their right, title and interest in the Property (except for royalty interests in the Property) to U.S. Moly. Subject to KBX electing to proceed with the transaction, then, upon the first to occur of signing a formal agreement, or January 4, 2007 (90 days after execution of the Letter Agreement), U.S. Moly, or USEG and Crested (as the case may be) will deliver executed transfer forms to an independent escrow agent, for the agent’s subsequent delivery to KBX of a 15% undivided interest, and a further 35% undivided interest, in the Property, when KBX has exercised each of the stages of the Option (see below). If U.S. Moly requests KBX to take the 65% Election (see below), U.S. Moly will deliver to escrow a further transfer form for an additional 15% of the Property, for delivery to KBX when it earns the additional interest. USEG and Crested each would own an equal percentage of U.S. Moly. Because USEG and Crested officers and employees already own 10% of the common stock of U.S. Moly, USEG and Crested will each own 45% of the common stock of U.S. Moly.

Terms and Conditions of the Option. If at the end of the due diligence period, KBX elects to proceed with the transaction, then KBX shall have an exclusive option (the “Option”) to acquire, in two stages, up to an undivided 50% interest in the Property, by paying all of the Option Payments to U.S. Moly, and also paying for permitting, engineering, exploration, operating (including water treatment plant expenses) and all other Property-related costs and expenses (“Expenditures”), until a bankable feasibility study is provided to U.S. Moly. Option Payments may be made in cash or KBX common stock, at KBX’s election. The Expenditures will be paid in cash. KBX also will have to pay an additional cash amount if the total of all Option Payments and Expenditures is less than $50 million at the time a bankable feasibility study is delivered to U.S. Moly (see below).

Date or	Option
Anniversary*	Payment	Expenditures

10 business days
after Effective Date**	$1,450,000	-0-

By first anniversary	$ 500,000	$ 3,500,000

By second anniversary	$ 500,000	$ 5,000,000

By third anniversary	$ 500,000	$ 5,000,000

By fourth anniversary	$ 500,000	$ 2,500,000

By fifth anniversary	$ 500,000	***
	$3,950,000	$16,000,000

*	Anniversary of Effective Date.

**	If paid in KBX stock, 10 business days after Canadian regulatory and stock exchange approval.

***
Delivery of a bankable feasibility study (“BFS”) on the Property. If the total Option Payments and Expenditures and costs to prepare the BFS are less than $50 million, KBX will pay U.S. Moly the difference in cash. If the total is more than $50 million before the BFS is completed, U.S. Moly and KBX each will pay 50% of the balance needed to complete the BFS.

Except for the first Expenditures of $3.5 million and the first Option Payment of $1.45 million (both of which must be paid by KBX if it elects to proceed with the transaction), all other Option Payments and Expenditures are at KBX’s discretion. However, if KBX fails to make any other Option Payments and Expenditures by the due dates (with a 90 day grace period), the Letter Agreement (or the formal agreement, if there is one) will be terminated and all rights and interests will revert to U.S. Moly.

When KBX has paid $15 million in Expenditures, it will have earned a 15% interest in the Property. When all remaining Option Payments, and all of the Expenditures over $15 million, have been paid, KBX will have earned an additional 35% interest (50% total). However, if when the BFS is delivered, the total of all Option Payments, Expenditures, and BFS costs are less than $50 million, earning this additional 35% interest also will be subject to KBX paying U.S. Moly (in cash) the difference between the actual Option payments and Expenditures paid, and $50 million.

USEG and Crested each hold a 3% gross overriding royalty interest in the Property, and this will be reserved for their separate benefit (in addition to their being shareholders of U.S. Moly) when the Property is transferred to U.S. Moly. When KBX earns a 15% interest in the Property, the royalty will be reduced to 2.55% each; when KBX earns a 50% interest, the royalty will be reduced to 1.5% each.

At such time as KBX has earned a 50% interest, KBX will have the right to form a joint venture with U.S. Moly for the Property on a 50%-50% basis. Alternatively, within four months of earning a 50% interest, KBX may offer U.S. Moly a one time only election (30 days to exercise) to (i) elect to remain in the 50%/50% joint venture; or (ii) allow KBX to acquire an additional 15% interest in the Property for a total of 65% interest in the Property (the “65% Election”), whereby U.S. Moly would revert to a 35% interest (this change in ownership will require KBX to have arranged all future Property financing on optimal terms); or (iii) have KBX acquire all of the outstanding securities of U.S. Moly for KBX common stock on an agreed upon valuation basis (but the KBX shares issued cannot be less than 50% for KBX and not more than 50% for the U.S. Moly securities).

Management of the Property. Until KBX earns its 50% interest, KBX will manage all programs on the Property, but a Technical Committee (with two representatives from each of KBX and U.S. Moly) will approve all programs and budgets for Expenditures. If there is a tie vote, the KBX representative would cast the deciding vote. When the joint venture is formed, a management committee will operate the venture; each of KBX and U.S. Moly will have two representatives, but voting will be in accordance with the parties’ respective percentage interests in the venture. If voting is equal and there is a tie vote, KBS will have the right to cast the deciding vote.

Termination. If KBX elects to move forward with the transaction after the due diligence period, KBX may terminate the Letter Agreement or the formal agreement at any time, subject to KBX paying U.S. Moly the initial $1.45 Option Payment (in cash or KBX stock), and KBX having paid the minimum initial $3.5 million of Expenditures (if and to the extent that, on termination, KBX has not spent the full $3.5 million of Expenditures). Further, if and to the extent the initial minimum $3.5 million in Expenditures has not been met, termination by KBX will be subject to its paying (in cash) to U.S. Moly the difference between $3.5 million and the total Expenditures actually made by the date of termination.

Broker or Finder’s Fee. If KBX pays a broker or finder’s fee in connection with the transaction, USEG and Crested will reimburse KBX up to 50% of the fee (but the reimbursable amount will not exceed Cdn$400,000), in cash or USEG common stock (at USEG’s election), in four equal annual installments. The reimbursement obligation would terminate if the Letter Agreement or the formal agreement is terminated before it is fully paid.

The foregoing is only a summary of the Letter Agreement and is qualified by reference to the complete Letter Agreement, filed as an exhibit to this report.

Section 9. Financial Statements and Exhibits

Financial Statements: None

Exhibits: 10 -	Letter Agreement (without Exhibits) between Kobex Resources Ltd., and U.S. Energy Corp. and Crested Corp. and U.S. Moly Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESTED CORP.

Dated: October 10, 2006	By:	/s/ Harold F. Herron
Harold F. Herron, President